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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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	(2)	Form, Schedule or Registration Statement No.:
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AMERICAN EQUITY
Investment Life Holding Company
6000 Westown Parkway
West Des Moines, Iowa 50266

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
June 7, 2012

        The Annual Meeting of Shareholders of American Equity Investment Life Holding Company will be held at the Company's executive offices, 6000 Westown Parkway, West Des Moines, Iowa 50266, on Thursday, June 7, 2012 at 3:30 p.m., local time, for the following purposes:

  1.
  To elect a total of five Directors to three-year terms.

  2.
  To consider and vote upon the ratification of KPMG LLP as our independent registered public accounting firm for 2012.

  3.
  To consider and vote upon a proposal to approve, on an advisory basis, the compensation of our named executive officers.

  4.
  To transact such other business that may properly come before the meeting.

        Shareholders of record at the close of business on the record date, April 13, 2012, are entitled to notice of and vote at the meeting. It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the meeting, please vote your shares in one of the following ways:

  •
  By telephone using the toll-free telephone number shown on the proxy card;

  •
  Through the Internet by visiting the website shown on the Notice or the proxy card; or

  •
  If you received a paper copy of the proxy statement, by completing, signing, and promptly returning the enclosed proxy card in the enclosed postage-paid envelope.

By Order of the Board of Directors

West Des Moines, Iowa	Debra J. Richardson
April 23, 2012	Secretary

PROXY STATEMENT
AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

Annual Meeting of Shareholders
June 7, 2012

i

ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

A Notice Regarding the Availability of Proxy Materials

        This year, we are pleased to take advantage of the Securities and Exchange Commission (the "SEC") rule allowing companies to furnish proxy materials to their shareholders over the Internet. We believe that this e-proxy process expedites shareholders' receipt of proxy materials, while lowering the costs and reducing the environmental impact of our annual meeting.

        On or about April 23, 2012, we mailed to our beneficial shareholders a Notice Regarding the Availability of Proxy Materials (the "Notice") containing instructions on how to access our proxy statement and annual report and how to vote online.

        All other shareholders will continue to receive a paper copy of the proxy statement, proxy card and annual report by mail. The Notice contains instructions on how you can (i) receive a paper copy of the proxy statement, proxy card and annual report if you only received a Notice by mail or (ii) elect to receive your proxy statement and annual report over the Internet if you received them by mail this year.

General Information

        This proxy statement is furnished to the shareholders of American Equity Investment Life Holding Company, 6000 Westown Parkway, West Des Moines, Iowa 50266 (referred to in this proxy statement as the "Company" or as "we," "our" or "us"), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders to be held on June 7, 2012, at the time and place shown in the Notice of Annual Meeting of Shareholders, and at any adjournment thereof. To obtain directions to the Annual Meeting, you may contact us at our toll-free number 1-888-221-1234.

        We will bear all expenses in connection with this solicitation. Proxies may be solicited by the Board of Directors or management personally, by telephone or by facsimile.

        This proxy statement is first being mailed to certain shareholders on or about April 23, 2012.

Voting Rights

        Only shareholders of record as of the close of business on April 13, 2012, will be entitled to the notice of and to vote at the meeting. We have a single class of voting common stock, $1 par value per share ("Common Stock") of which 59,909,840 shares were outstanding and entitled to vote on such date. Each share is entitled to one vote.

        Shares present in person or represented by proxy at the meeting will be tabulated for determination of whether a quorum is present. A quorum will be present if a majority of the votes entitled to be cast on a matter are represented for any purpose at the meeting. Votes withheld for any director, broker non-votes and abstentions represented at the meeting will be counted for quorum purposes. Votes will be tabulated under the supervision of Alliance Advisors, L.L.C., which has been designated by the Board of Directors to act as inspector of the election.

        If your shares of Common Stock are held in the name of a bank, broker or other holder of record, you will receive instructions from that holder of record that you must follow in order for your shares to be voted at the Annual Meeting. Contact your bank, broker or other holder of record directly if you have any questions. Even if you do not provide instructions, your bank, broker or other holder of record may vote your shares on certain "routine matters". The New York Stock Exchange ("NYSE") considers Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm to be a "routine matter". As a result, without instructions from you, your broker is permitted to vote your shares on this matter at its discretion. A broker non-vote occurs when a broker does not vote on some matter on the proxy card because the broker has not received instructions from you and does not have discretionary voting power for that particular item. The NYSE considers Proposal 1—Election of Directors and Proposal 3—Advisory Vote on Executive Compensation to be "non-routine matters" and, therefore, brokers may not vote on the matter unless they receive specific voting instructions from you. At this year's annual meeting, in the event that a brokerage firm does not receive voting instructions from one of our shareholders, such shareholder's shares will not be voted, and will be considered "broker non-votes" with respect to Proposal 1 and Proposal 3.

        If you plan to attend the meeting and vote in person, you will be given a ballot when you arrive. If your shares of Common Stock are not registered in your own name and you plan to attend the Annual Meeting and vote your shares in person, you will need to contact the broker or agent in whose name your shares are registered to obtain a broker's proxy card. You will need to bring the broker's proxy card with you to the Annual Meeting in order to vote.

Voting

        If you vote by proxy, the individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. If you sign, date and return the proxy card without indicating your instructions on how to vote your shares, the proxies will vote your shares as follows:

  •
  "FOR" the election of the five nominees for Directors;

  •
  "FOR" the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2012; and

  •
  "FOR" the approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC;

        If any other matter is presented at the Annual Meeting, your proxies will vote in accordance with their best judgment. At the time this proxy statement was printed, we knew of no matters to be addressed at the Annual Meeting beyond those described in this proxy statement.

        As an alternative to voting by using the enclosed proxy card, if you are a registered shareholder (that is, you own shares of Common Stock in your own name and not through a broker, nominee or in some other "street name"), you may vote by telephone or through the Internet. Please see the enclosed proxy card or the Notice for instructions on how to access the telephone and Internet voting systems. If you hold your shares in "street name," your broker or other nominee will advise you on whether you may vote by telephone or through the Internet as an alternative to voting by using the enclosed proxy card.

        As to the election of directors, regardless of which method is used to vote, you may (a) vote for all of the director nominees as a group, (b) vote for all of the director nominees as a group, except those nominees whose names you specify or (c) withhold your vote from all nominees as a group.

        A proxy may be revoked at any time prior to its use. Such revocation may be made in person at the Annual Meeting, by notice in writing delivered to the Corporate Secretary of the Company, by voting by telephone or through the Internet at a later date or by a proxy bearing a later date.

        The Board of Directors urges you to exercise your right to vote by returning the enclosed proxy card, by calling the toll-free telephone number or by visiting the website shown on the proxy card or the Notice.

PROPOSALS TO BE VOTED UPON

Proposal 1
Election of Directors

        The Board of Directors presently consists of thirteen members, each of whom have been appointed to one of three Classes with three-year terms expiring on a staggered basis. The terms of service of the five directors presently serving as the Class III Directors expire at the Annual Meeting to be held on June 7, 2012. The five nominees to serve as Class III Directors include incumbents David S. Mulcahy, David J. Noble, A.J. Strickland, III, Wendy C. Waugaman and Harley A. Whitfield Sr. Each is nominated for election to a term of three years expiring in 2015.

        Mr. Noble and Ms. Waugaman are members of our senior management team. Mr. Mulcahy, Dr. Strickland, and Mr. Whitfield are independent under the requirements of the Sarbanes-Oxley Act of 2002 ("SOX"), and rules adopted by the SEC thereunder, as well as the corporate governance listing standards of the NYSE ("NYSE Rules").

        The Board of Directors anticipates that the nominees will be able to serve. In the event any nominee should be unable to do so, proxies will be voted for such substitute nominee as the Board of Directors in its discretion may recommend. Proxies will be voted for the election of the nominees unless the shareholder giving the proxy withholds such authority or votes against any such nominee.

        Directors are elected by a plurality of the votes cast by the shares entitled to vote at the Annual Meeting.

The Board of Directors unanimously recommends that you vote FOR the nominees listed below.

Class III Directors Whose Terms Expire at the 2012 Annual Meeting

        David S. Mulcahy was elected to serve on the Company's Board of Directors on January 24, 2011. Mr. Mulcahy previously served as a member of the Company's Board of Directors from 1996 to 2006. Mr. Mulcahy currently serves as Chairman of the Board of Directors of Monarch Materials Group, Inc. Mr. Mulcahy is a certified public accountant and was a senior tax partner in the Des Moines office of Ernst & Young LLP, where he was employed from 1976 through 1994. Mr. Mulcahy's financial expertise, knowledge and experience in accounting and business management led the Board of Directors to conclude that Mr. Mulcahy should serve as a director of the Company.

  Director since 2011. Age 59.

        David J. Noble serves as Executive Chairman of the Board of the Company and served as Chairman, Chief Executive Officer, President and Treasurer of the Company since its formation in 1995 until January 1, 2009. Mr. Noble was Chief Executive Officer of The Statesman Group Inc., ("Statesman") from 1982 through 1994 and was a director of Statesman (from 1975) and its President (from 1979) until he left to form our Company at the end of 1995. Mr. Noble has been active in the insurance industry for over 50 years. Mr. Noble is a director of Twenty Services, Inc. Mr. Noble's prior service as Chief Executive Officer, President and Treasurer of the Company gives him unique insights into the Company's challenges, opportunities and operations. This, along with his years of experience in the insurance industry, led the Board of Directors to conclude that Mr. Noble should serve as a director of the Company.

  Director since 1995. Age 80.
  Member: Executive and Investment Committees

        A. J. Strickland, III is the Thomas R. Miller Professor of Strategic Management in the Graduate School of Business at the University of Alabama and has been since 1969. Dr. Strickland is a director of Twenty Services, Inc. and a former director of Statesman. Dr. Strickland is also the co-author of many strategic management books and texts used at universities worldwide. In addition, he conducts frequent industry and competitive analyses of domestic and international firms. Dr. Strickland's extensive knowledge of strategic management and the finance industry arising from his academic experience led the Board of Directors to conclude that Dr. Strickland should serve as a director of the Company.

  Director since 1996. Age 70.
  Member: Audit and Compensation Committees

        Wendy C. Waugaman has served as Chief Executive Officer and President of the Company since January 1, 2009. Prior to that, Ms. Waugaman served as Chief Financial Officer and General Counsel of the Company since June 1999. Before joining the Company, she served as outside corporate counsel for the Company from its inception in 1995. Ms. Waugaman was previously a partner in the firm of Whitfield & Eddy, P.L.C., Des Moines, Iowa, where she practiced law from 1985 until June 1999. She was a corporate attorney for Statesman for over 15 years. Ms. Waugaman served as a director of West Bancorporation, Inc. from March 2007 through March 2009. Ms. Waugaman is also a certified public accountant. Ms. Waugaman's role as Chief Executive Officer and President of the Company and former role as Chief Financial Officer and General Counsel of the Company provides her with intimate knowledge of the Company's operations. Her legal and financial background led the Board of Directors to conclude that Ms. Waugaman should serve as a director of the Company.

  Director since 2008. Age 51.
  Member: Executive and Investment Committees

        Harley A. Whitfield, Sr. is an attorney who is of counsel to Whitfield & Eddy, P.L.C., Des Moines, Iowa. Mr. Whitfield was a partner with Whitfield & Eddy from 1956 through 1994. Mr. Whitfield served as corporate counsel for Statesman and its subsidiary companies for over 30 years. Mr. Whitfield's years of legal and business experience with Statesman as well as with other companies led the Board of Directors to conclude that Mr. Whitfield should serve as a director of the Company.

  Director since 1996. Age 81.
  Member: Audit, Compensation and Nominating and Corporate Governance Committees

Members of Our Board Not Standing for Election This Year

        Set forth below is information about our directors who are not standing for election at the Annual Meeting.

Class I Directors Whose Terms Expire at the 2013 Annual Meeting

        Alexander M. Clark has served as a Senior Managing Director, Insurance Group at Griffin Financial Group LLC since November 2010. Mr. Clark was Managing Director—Insurance Investment Banking from February 2006 to October 2010 at Madison Williams & Company, Inc. From October 1993 to February 2006, Mr. Clark was Managing Director with Advest, Inc. Mr. Clark is a chartered financial analyst. He has served as a director of our New York life subsidiary since August 2005 and also serves as a director of Pennsylvania National Insurance Group, Unity Financial Life Insurance Company and Penn Treaty American Corporation. Mr. Clark's investment banking activities have been focused primarily on insurance companies and he has been actively involved in the insurance industry for over 30 years. Mr. Clark's background in investment banking and his financial expertise and experience in the insurance industry led the Board of Directors to conclude that Mr. Clark should serve as a director of the Company.

  Director since 2007. Age 78.

        Robert L. Hilton served as Executive Vice President of Government Relations and Marketing of Amtrust Financial Services, Inc. from October 2000 to April 2001. Mr. Hilton served as Executive Vice President of Insurance Data Resources Statistical Services, Inc., Boca Raton, Florida from 1997 until December 1999. From 1992 to 1996 he served as President of TIDE Consulting Co., Destin, Florida. Mr. Hilton was retired from December 1999 until October 2000 and has been a self-employed insurance consultant since November 2000. Mr. Hilton is a former director of Statesman and served for over 40 years as Senior Vice President of the National Council of Compensation Insurance, Boca Raton, Florida. Mr. Hilton's years of experience in and extensive knowledge of the insurance industry led the Board of Directors to conclude that Mr. Hilton should serve as a director of the Company.

  Director since 1996. Age 83.
  Member: Audit, Compensation and Nominating and Corporate Governance Committees

        John M. Matovina has served as Vice Chairman, Chief Financial Officer and Treasurer of the Company since January 1, 2009. Prior to that, Mr. Matovina had served as our Vice Chairman since June 2003. Prior to being appointed Vice Chairman, Mr. Matovina was a private investor since 1997 and a financial consultant to us from 1997 to 2003. From November 1983 through November 1996, he was a senior financial officer of Statesman and many of its subsidiaries, and, prior to Statesman's acquisition in September 1994, he served as Statesman's Chief Financial Officer, Treasurer and Secretary. Mr. Matovina is a certified public accountant and has more than 30 years experience in the accounting and insurance industries. Mr. Matovina's role as Vice Chairman, Chief Financial Officer and Treasurer of the Company as well as his years of experience in and extensive knowledge of the accounting and the insurance industries led the Board of Directors to conclude that Mr. Matovina should serve as a director of the Company.

  Director since 2000. Age 57.
  Member: Executive and Investment Committees

        Gerard D. Neugent was elected to the Board of Directors on August 17, 2010. Mr. Neugent is the President and Chief Operating Officer of Knapp Properties, Inc., Des Moines, IA. His primary duties include dealing with real estate transactions, development and management. Mr. Neugent received his law degree from Drake University. Mr. Neugent's experience in real estate and business management as well as his legal background led the Board of Directors to conclude that Mr. Neugent should serve as a director of the Company.

  Director since 2010. Age 60.

Class II Directors Whose Terms Expire at the 2014 Annual Meeting

        Joyce A. Chapman is a retired banker who worked over 35 years with West Bank, West Des Moines, Iowa. While at West Bank, Ms. Chapman served in various capacities related to bank administration and operation. Ms. Chapman has served in numerous positions of leadership in philanthropic and banking industry organizations. Ms. Chapman also serves as a director for West Bancorporation, Inc. Ms. Chapman's leadership experience in various organizations and her experience in the banking industry led the Board of Directors to conclude that Ms. Chapman should serve as a director of the Company.

  Director since 2008. Age 67.

        James M. Gerlach served as Executive Vice President of the Company from 1996 until his retirement on December 31, 2011. Prior to joining us, Mr. Gerlach served as Executive Vice President of American Life and Casualty Insurance Company ("American Life and Casualty") and as Executive Vice President and Treasurer of Vulcan Life Insurance Company, a subsidiary of American Life and Casualty. Mr. Gerlach has been active in the insurance industry for over 45 years. Mr. Gerlach's vast knowledge of the Company's operations as well as his years of experience in the insurance industry led the Board of Directors to conclude that Mr. Gerlach should serve as a director of the Company.

  Director since 1996. Age 70.
  Member: Executive and Investment Committees

        Robert L. Howe is the Lead Independent Director of the Board of Directors. He served the State of Iowa Insurance Division from 1964 to 2002 in various capacities. He was named Deputy Commissioner and Chief Examiner in 1985 and served in this position until his retirement in 2002. During this time, Mr. Howe was responsible for the financial oversight of 220 domestic insurance companies. Since his retirement, Mr. Howe has been a self-employed insurance consultant serving as director of EMC National Life Company from 2003 until 2007, and from 2007 to present, Mr. Howe serves as a director of EMC Insurance Group. He also serves as the designated financial expert on the board of directors of EMC Insurance Group. Mr. Howe is a certified financial examiner, certified insurance examiner, certified government financial manager and accredited insurance receiver. Mr. Howe's experience in the financial oversight of insurance companies and his expertise in finance led the Board of Directors to conclude that Mr. Howe should serve as a director of the Company.

  Director since 2005. Age 69.
  Member: Executive and Audit Committees

        Debra J. Richardson has served as Executive Vice President and Secretary of the Company since January 1, 2009. Prior to that, Ms. Richardson served as Senior Vice President and Secretary of the Company since 1996. Ms. Richardson was employed by Statesman from 1977 through April 1996 serving in various positions including Vice President—Shareholder/Investor Relations. Ms. Richardson has been involved in the insurance industry for over 30 years. Ms. Richardson's experience as an executive of the Company and her years of involvement in the insurance industry led the Board of Directors to conclude that Ms. Richardson should serve as a director of the Company.

  Director since 2008. Age 55.
  Member: Executive and Investment Committees

Proposal 2
Ratification of Appointment of Independent Registered Public Accounting Firm

        The Audit Committee has appointed KPMG LLP ("KPMG") as our independent registered public accounting firm for the year 2012. The Board of Directors requests that the shareholders ratify the appointment of KPMG. If the appointment of KPMG is not ratified by our shareholders, our Audit Committee will investigate the reasons for the shareholder rejection and will consider approving another independent registered public accounting firm.

        Fees paid to KPMG for its services during the last two fiscal years were:

	2011	2010
Audit fees(1)	$1,288,000	$1,382,500
Audit-related fees(2)	117,798	262,391
Tax fees(3)	—	28,950
All other fees	—	—

Total	$1,405,798	$1,673,841

(1)
Audit fees include fees associated with the annual consolidated financial statements audit, audit of internal control over financial reporting, the reviews of our quarterly reports on Form 10-Q, annual audits of certain of our subsidiaries and audits required by regulatory authorities.

(2)
Audit-related fees primarily include accounting consultations in connection with emerging accounting standards, employee benefit plan audits and other attest and related advisory services not required by statute or regulation.

(3)
Tax fees paid to KPMG primarily relate to consultation regarding a tax method change.

        The Audit Committee is responsible for the appointment, retention, compensation and oversight of the independent registered public accounting firm. The Audit Committee has adopted policies and procedures for pre-approving services (audit and non-audit) and all fees for services performed by the independent registered public accounting firm. These policies were adopted in compliance with SOX and rules adopted by the SEC thereunder. In accordance with such policies and procedures, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the auditors' independence. These services may include audit services, audit-related services, tax services and other services. Permissible non-audit services are usually limited to fees for tax services, accounting assistance or audits in connection with acquisitions and other services specifically related to accounting or audit matters such as comfort letters related to common stock or debt offerings and audits of employee benefit plans. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. The Audit Committee has delegated to the Chairman of the Audit Committee specific pre-approval authority provided that the estimated fee for any such engagement does not exceed $25,000. The Chairman of the Audit Committee must report, for information purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. Requests to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent registered public accounting firm and our Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence. In fiscal year 2011, all of the services and fees described above were pre-approved by the Audit Committee.

        We anticipate that representatives of KPMG will be present at the meeting, will be available to respond to questions concerning the 2011 audit and may make a statement if they so desire.

        The affirmative vote of a majority of the shares of the Company's common stock present in person or represented by proxy and entitled to be voted on the proposal at the annual meeting is required for approval of this proposal.

        The Board of Directors unanimously recommends that you vote FOR the ratification of KPMG LLP as the independent registered public accounting firm for 2012.

Proposal 3
Advisory Vote on Executive Compensation

        The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") requires that we provide our shareholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules adopted by the SEC.

        As discussed in "Information Regarding Management and Certain Security Holders—Compensation Discussion and Analysis," our compensation policies and programs are designed to attract and retain highly qualified and motivated executive officers and employees, encourage and reward achievement of our annual and long-term goals and encourage executive officers and employees to become shareholders with interests aligned with those of other shareholders. The primary elements of compensation for most of our executive officers includes: (1) base pay; (2) incentive compensation pursuant to the Short-Term Performance Incentive Plan; and (3) long-term equity incentive compensation through stock options. This compensation structure is central to the Company's ability to attract, retain and motivate individuals who can achieve superior financial results. Please refer to "Information Regarding Management and Certain Security Holders—Compensation Discussion and Analysis" for an overview of the compensation of the Company's named executive officers.

        We are asking for shareholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures under "Information Regarding Management and Certain Security Holders—Compensation Discussion and Analysis," the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement. Accordingly, we ask our shareholders to vote on the following resolution:

  "RESOLVED, the shareholders of American Equity Investment Life Holding Company approve, on an advisory basis, the compensation of the Company's named executive officers as disclosed in the Company's Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosures."

        This vote is advisory and therefore not binding on the Company, the Compensation Committee of the Board of Directors or the Board of Directors. The Board of Directors and Compensation Committee value the opinions of the Company's shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider those shareholders' concerns, and the Board of Directors and Compensation Committee will evaluate whether any actions are necessary to address those concerns.

        The affirmative vote of a majority of the shares of the Company's common stock present in person or represented by proxy and entitled to be voted on the proposal at the annual meeting is required for advisory approval of this proposal.

        The Board of Directors unanimously recommends that you vote FOR the approval of the compensation of the Company's named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

INFORMATION REGARDING MANAGEMENT
AND CERTAIN SECURITY HOLDERS

Security Ownership of Management and Certain Beneficial Owners

        The following table sets forth the beneficial ownership of our Common Stock as of March 31, 2012 by: (i) each director and nominee for director; (ii) our chief executive officer and each of our other four most highly compensated executive officers; (iii) all executive officers, directors and nominees for directors as a group; and (iv) each shareholder known by us to be the beneficial owner of more than 5% of our Common Stock. On March 31, 2012, there were 59,901,090 shares of Common Stock outstanding.

	Share Beneficially Owned(1)
			Options and Convertible Securities included in Number of Shares Beneficially Owned(2)
Name of Beneficial Owner	Number	Percent
David J. Noble(3)	2,101,915	3.50%	112,222
Wendy C. Waugaman(4)	283,664	*	140,000
John M. Matovina(4)	224,951	*	135,000
Ronald J. Grensteiner(4)(5)	131,052	*	67,500
Debra J. Richardson(4)	257,960	*	143,703
Joyce A. Chapman	650	*	—
Alexander M. Clark	20,000	*	10,000
James M. Gerlach(4)	332,946	*	111,203
Robert L. Hilton	49,000	*	13,000
Robert L. Howe	15,500	*	10,000
David S. Mulcahy(5)(6)	22,814	*	14,814
Gerard D. Neugent(6)	61,303	*	14,814
A. J. Strickland, III	213,000	*	13,000
Harley A. Whitfield, Sr.	35,000	*	13,000
All executive officers, directors and nominees for directors as a group (16 persons)	4,091,802	6.73%	929,459
5% Owners:
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746(7)	5,017,459	8.38%	—
FMR LLC 82 Devonshire Street Boston, MA 02109(8)	3,846,143	6.42%	—
Goldman Sachs Asset Management 200 West Street New York, NY 10282(9)	3,528,488	5.89%	—
BlackRock, Inc 40 East 52nd Street New York, NY 10022(10)	3,077,351	5.14%	—

*
Less than 1%.

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 and generally includes voting and investment power with respect to securities, subject to community property laws, where applicable.

(2)
This column includes stock options granted pursuant to the 2000 Employee Stock Option Plan, the 2000 Directors Stock Option Plan, the 2009 Employee Incentive Plan, the 2011 Directors Stock Option Plan and shares that can be acquired pursuant to the conversion of trust preferred securities issued by American Equity Capital Trust I ("Trust I").

(3)
Mr. Noble's ownership includes 837,955 shares held in a living trust, 525,000 shares held in a charitable remainder trust of which he, Ms. Waugaman and Ms. Richardson are co-trustees, 240,000 shares held by Noble Enterprises, LP, 237,000 shares held by Twenty Services, Inc., 66,461 shares held in the American Equity Officers Rabbi Trust, 34,500 shares held in our 401(k) savings plan, 3,172 shares held in our Employee Stock Ownership Plan ("ESOP") and 22,222 shares that can be acquired upon conversion of 6,000 trust preferred securities issued by Trust I. Mr. Noble's revocable trust is a General Partner of Noble Enterprises, LP and Mr. Noble beneficially owns 52% of Twenty Services, Inc.

(4)
Mr. Gerlach's ownership includes 3,703 shares that can be acquired upon conversion of 1,000 trust preferred securities issued by Trust I. Ms. Waugaman's ownership includes 35,200 shares held in the American Equity Officers Rabbi Trust, 33,000 shares held in a charitable lead trust of which she is the trustee and 4,152 shares held in our ESOP. Ms. Richardson's ownership includes 31,140 shares held in the American Equity Officers Rabbi Trust, 15,847 shares held in our 401(k) savings plan, 11,850 shares held in a charitable lead trust of which she is the trustee, 4,141 shares held in our ESOP and 3,703 shares that can be acquired upon conversion of 1,000 trust preferred securities issued by Trust I. Mr. Matovina's ownership includes 38,000 shares held individually (pledged to West Bank as collateral), 4,192 shares held in our ESOP, and 1,000 shares owned by his spouse. Mr. Grensteiner's ownership includes 16,884 shares in our 401(k) savings plan and 3,590 shares held in our ESOP.

(5)
In addition to the shares reflected in this table, Mr. Grensteiner and Mr. Mulcahy have non-qualified deferred compensation agreements with us pursuant to which they will receive shares of Common Stock on a deferred payment basis for services rendered during our initial start-up period. Under this agreement, Mr. Grensteiner is entitled to receive 4,500 shares and Mr. Mulcahy is entitled to receive 28,125 shares.

(6)
Mr. Neugent's and Mr. Mulcahy's ownership each includes 14,814 shares that can be acquired upon conversion of 4,000 trust preferred securities issued by Trust I. Mr. Neugent holds all 4,000 shares of trust preferred securities and 45,489 shares of Common Stock in a trust of which he is the trustee.

(7)
Based on the Schedule 13G filed with the SEC on February 14, 2012, by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP reported sole voting power with respect to 4,909,163 shares, sole dispositive power with respect to 5,017,459 shares and no shared voting or dispositive power.

(8)
Based on the Schedule 13G filed jointly with the SEC on February 14, 2012, by FMR LLC and Edward C. Johnson 3d (together "FMR"). FMR reported sole voting power with respect to 2,626,967 shares, sole dispositive power with respect to 3,846,143 shares and no shared voting or dispositive power.

(9)
Based on the Schedule 13G filed jointly with the SEC on February 10, 2012, by Goldman Sachs Asset Management, L.P. and GS Investment Strategies, LLC (together, "Goldman Sachs Asset Management"). Goldman Sachs Asset Management reported shared voting power with respect to 3,401,348 shares, shared dispositive power with respect to 3,528,488 shares and no sole voting or dispositive power.

(10)
Based on the Schedule 13G filed with the SEC on February 13, 2012, by BlackRock, Inc. BlackRock, Inc. reported sole voting power with respect to 3,077,351 shares, sole dispositive power with respect to 3,077,351 shares and no shared voting or dispositive power.

Corporate Governance

        The Company is committed to the highest standards of business conduct in our relationships with each other and with our customers, agents, national marketing organizations, suppliers, shareholders and others. This requires that we conduct our business in accordance with all applicable laws and regulations and in accordance with the highest standards of business conduct. The Company has established a Code of Business Conduct and Ethics (the "Code of Ethics") to assure uniformity in standards of conduct. The Code of Ethics applies to all of the Company's directors, officers and employees. The Code of Ethics is available under "Corporate Governance" accessible through the "Investor Relations" link on the Company's website at www.american-equity.com. In addition, a copy of the Code of Ethics is available in print. Requests for such should be sent to the Corporate Secretary at 6000 Westown Parkway, West Des Moines, Iowa 50266.

Board Leadership Structure

        Mr. Noble serves as Executive Chairman of the Board of Directors. Prior to January 1, 2009, Mr. Noble served as Chairman, Chief Executive Officer, President and Treasurer of the Company. The Company chose to separate the roles of Chief Executive Officer and Executive Chairman of the Board due to the increased responsibilities brought by the growth of the Company. As Executive Chairman of the Board, Mr. Noble's focus is on the strategic direction of the Company. Mr. Noble's history as our founder and his strategic experience made him the appropriate leader of the Board. In 2009, the Company created the role of "Lead Independent Director" and appointed Mr. Howe to such position. The Lead Independent Director works with the Executive Chairman of the Board, Chief Executive Officer and other members of the Board of Directors to provide independent oversight of the Company. Among other things, Mr. Howe serves as principal liaison among the Executive Chairman of the Board, the independent directors and senior management. Mr. Howe also chairs executive sessions of the independent directors.

Board of Director's Oversight of Risk Management

        The Company's Board of Directors administers its risk oversight function directly and through the committees of the Board of Directors. The involvement of the Board of Directors in setting the Company's business strategy is a key part of its assessment of management's approach to risk and allows the Board of Directors to understand and determine what level of risk is appropriate for the Company. While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board of Directors also have responsibility for risk management. For example, the Audit Committee focuses on financial risk, including internal controls. Additionally, the Company's Compensation Committee is responsible for creating incentives that encourage a level of risk-taking behavior consistent with the Company's business strategy. Finally, the Investment Committee manages the risks involving the Company's assets and liabilities and investment policies and activities.

        The Company has a Disclosure Committee comprised of (i) the Audit Committee Chair, who also serves as Chairman for the Disclosure Committee, (ii) the Chief Financial Officer, (iii) the Vice President-Accounting/Controller and (iv) the Secretary of the Company. The purpose of the Disclosure Committee is to assist senior officers of the Company to fulfill the Company's and their responsibilities regarding the identification and disclosure of material information about the Company and the accuracy, completeness and timeliness of the Company's financial reports, SEC reports and press releases. The Disclosure Committee is governed by a written charter approved by the Board of Directors. The charter is posted on our website at www.american-equity.com and is also available in print for any shareholder upon request.

Majority of Independent Directors

        Our Board of Directors includes thirteen members and it has affirmatively determined that the following seven are independent under the requirements of SOX and the NYSE Rules:

Joyce A. Chapman
Alexander M. Clark
Robert L. Hilton
Robert L. Howe
David S. Mulcahy
A. J. Strickland, III
Harley A. Whitfield, Sr.

        Harley A. Whitfield, Sr. is retired from the law firm of Whitfield & Eddy, P.L.C., a firm we utilize for certain legal services. Mr. Whitfield retains honorary status as "of counsel" with Whitfield & Eddy, but provides no services and receives no compensation in this capacity. The aggregate amount of fees we pay to Whitfield & Eddy annually are immaterial in amount both to us and to Whitfield & Eddy.

        The independent directors meet in executive session as a part of all regular quarterly meetings of the Board of Directors. At each such executive session, the Lead Independent Director presides over such sessions. The Board of Directors has adopted Corporate Governance Guidelines which are posted on our website at www.american-equity.com and are also available in print for any shareholder upon request.

        Any interested parties desiring to communicate with a member (or all members) of the Board of Directors regarding the Company may directly contact such directors by mail or electronically. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to the Corporate Secretary at 6000 Westown Parkway, West Des Moines, Iowa 50266. All correspondence received by the Corporate Secretary will be categorized and then forwarded to the Board of Directors, the individual director or any group or committee of directors.

Compensation of the Board of Directors

        Directors who are our employees receive no compensation for their services as directors. Each member of the Board of Directors who is not an employee of the Company receives (i) $1,333 per month payable quarterly and (ii) $1,000 per meeting for attending meetings of the Board of Directors or meetings of committees of the Board of Directors ($500 per meeting for telephonic meetings), plus reimbursement of expenses for attending such meetings. Each Chair of a committee who is not an employee of the Company also receives $1,000 for each additional day such Chair is required to work in preparation for meetings with the exception of the Chair of the Audit Committee who receives $3,417 per month ($3,000 per month prior to April 2011). In addition, members of the Audit Committee receive an additional $1,000 per quarter with the exception of the Chair of the Audit Committee. The Lead Independent Director receives $2,500 per quarter.

        Under the 2000 and 2011 Director Stock Option Plans, directors who are not employees may receive grants of options to purchase shares of our Common Stock. All options granted have an exercise price equal to the closing public market value of the shares on the date of grant. An aggregate of 207,000 options have been granted under the 2000 Director Stock Option Plan, 6,000 of which have been exercised, 20,000 of which have been forfeited, with 181,000 options outstanding and no options available for future grants as the plan has terminated. Under the 2011 Director Stock Option Plan, an aggregate of 120,000 options have been granted under this plan, all of which are currently outstanding and 130,000 options are available for future grants. The directors are encouraged to be shareholders of the Company although there is no written policy requiring the directors to have a specified level of share ownership.

        The following table provides compensation information for 2011 for each member of the Board of Directors that was not an employee of the Company:

2011 Director Compensation(2)

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Joyce A. Chapman	20,500	97,200	117,700
Alexander M. Clark	19,500	97,200	116,700
Robert L. Hilton	33,000	97,200	130,200
Robert L. Howe	70,250	97,200	167,450
David S. Mulcahy	16,000	97,200	113,200
Gerard D. Neugent	20,500	97,200	117,700
A. J. Strickland, III	29,500	97,200	126,700
Harley A. Whitfield, Sr.	33,000	97,200	130,200

(1)
Amounts reflect for each option award, the aggregate grant date fair value pursuant to Financial Accounting Standards ("FAS") Accounting Standards Codification ("ASC") Topic 718. For a discussion regarding the assumptions made in the valuation of the option awards, please see Footnote 11 Retirement and Share-Based Compensation Plans in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K. On June 9, 2011, Ms. Chapman, Mr. Clark, Mr. Hilton, Mr. Howe, Mr. Mulcahy, Mr. Neugent, Dr. Strickland and Mr. Whitfield each received options to purchase 15,000 shares of our Common Stock. The per share fair value at the grant date was $6.48. The vesting period for the options is thirty-six months. Prior to this grant, Mr. Hilton, Dr. Strickland and Mr. Whitfield had previously received grants totaling 33,500 options each, Mr. Howe had previously received grants totaling 30,500 options, Mr. Clark had previously received grants totaling 30,000 options, and Ms. Chapman had previously received grants totaling 20,000 options under our 2000 Directors Stock Option Plan.

(2)
During 2011, Mr. Gerlach served as Executive Vice President of the Company. Mr. Gerlach did not receive any compensation for his service as director for 2011.

Meetings and Committees of the Board of Directors

        The Board of Directors met five times in 2011, and each of the directors attended at least 75% of the meetings of the Board of Directors. We currently have five permanent committees described below. Each of the committee members attended at least 75% of the committee meetings. Under our Corporate Governance Guidelines, which are posted on our website at www.american-equity.com and are also available in print for any shareholder upon request, a director is invited and encouraged to attend the Company's Annual Meeting of Shareholders. All of the directors, with the exception of A.J. Strickland, III, attended the Annual Meeting of Shareholders held June 9, 2011.

        The Executive Committee performs the following functions, among others: (i) except as prohibited by applicable law, exercises, between meetings of our Board of Directors, all of the powers and authority of the Board of Directors in our direction and management; (ii) reviews corporate matters presented, or to be presented, to our Board; and (iii) makes recommendations to the Board of Directors on policy matters. During 2011, the Executive Committee was comprised of James M. Gerlach, Robert L. Howe, John M. Matovina, David J. Noble, Debra J. Richardson, and Wendy C. Waugaman, and they met three times in 2011.

        The Audit Committee performs the following functions, among others: (i) assists the Board of Director's oversight of (a) the integrity of our financial statements and systems of internal control over financial reporting; (b) our compliance with legal and regulatory requirements as they pertain to the financial statements and annual audit process; (c) our independent registered public accounting firm's qualifications and independence; and (d) the performance of our independent registered public accounting firm and our internal audit function; and (ii) prepares the annual report required to be prepared by the Audit Committee pursuant to the rules of the SEC. The Audit Committee is governed by a written charter approved by the Board of Directors. The charter is posted on our website at www.american-equity.com and is also available in print for any shareholder upon request. The Audit Committee met five times in 2011.

        The Audit Committee is comprised of four independent directors: Robert L. Hilton, Robert L. Howe, A. J. Strickland, III and Harley A. Whitfield, Sr. The Audit Committee must include only directors who satisfy the independence requirements under SOX and the NYSE Rules. In addition, all Audit Committee members must have the ability to read and understand financial statements. The Board of Directors has determined that all members of the Audit Committee meet such standards. In addition, the Board of Directors has determined that Mr. Howe is an "audit committee financial expert," as that term is defined under SOX.

        The Compensation Committee performs the following functions, among others: (i) oversees our compensation and benefit plans and practices related to our Executive Chairman and Chief Executive Officer; (ii) makes recommendations to the Board of Directors with respect to other senior officers' compensation, incentive-compensation and equity-based plans; and (iii) produces an annual report on executive compensation disclosures as required by the SEC. The Compensation Committee is governed by a written charter approved by the Board of Directors. The charter is posted on our website at www.american-equity.com and is also available in print for any shareholder upon request. The annual report of the Compensation Committee is set forth below. The Compensation Committee met four times in 2011.

        The Compensation Committee engages an independent compensation consultant, Pearl Meyer & Partners ("Pearl Meyer"), to provide advice and data with respect to compensation benchmarking and market practices. In 2011, Pearl Meyer worked with the Compensation Committee to develop recommendations regarding (i) base salaries of executive officers and (ii) the structure of the Company's Short-Term Performance Incentive Plan.

        The Compensation Committee is comprised of three independent directors: Robert L. Hilton, A. J. Strickland, III and Harley A. Whitfield, Sr. Under the NYSE Rules, the Compensation Committee must be composed entirely of independent directors. The Board of Directors has determined that all members of the Compensation Committee meet such standard.

        The Investment Committee performs the following functions, among others: (i) manages our assets and liabilities; (ii) makes recommendations to our Board of Directors regarding investment policy; and (iii) reviews procedures and practices relating to our investment activities. During 2011, the Investment Committee was comprised of James M. Gerlach, John M. Matovina, David J. Noble, Debra J. Richardson, and Wendy C. Waugaman. An Asset Committee, comprised of Mr. Gerlach, Mr. Matovina, Mr. Noble, and our Senior Vice President—Investments, Jeff Lorenzen, was formed to exercise the day-to-day oversight of the Company's investment activities. The Investment Committee reports to the full Board of Directors at each regular meeting of the Board of Directors.

        The Nominating and Corporate Governance Committee performs the following functions, among others: (i) identifies and recommends candidates to fill positions on the Board of Directors; (ii) screens qualifications and backgrounds of director candidates; (iii) develops and recommends corporate governance principles for the Company as required by law; and (iv) evaluates the Board of Directors as a whole. The Nominating and Corporate Governance Committee is governed by a written charter approved by the Board of Directors. The charter is posted on our website at www.american-equity.com and is also available in print for any shareholder upon request. The Nominating and Corporate Governance Committee met two times in 2011.

        The Nominating and Corporate Governance Committee is comprised of two independent directors: Robert L. Hilton and Harley A. Whitfield, Sr. Under the NYSE Rules, the Nominating and Corporate Governance Committee must be composed entirely of independent directors. The Board of Directors has determined that both members of the Nominating and Corporate Governance Committee meet such standard.

Information Regarding the Company's Process for Identifying Director Nominees

        The Company is committed to having a Board of Directors comprised of individuals who are accomplished in their fields, have the ability to make meaningful contributions to the Board of Director's oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct. The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders. In considering candidates submitted by shareholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. The Nominating and Corporate Governance Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

        To have a candidate considered by the Nominating and Corporate Governance Committee, a shareholder must submit the recommendation in writing and in accordance with the requirements of our Amended and Restated Bylaws.

        The Nominating and Corporate Governance Committee may apply several criteria in identifying nominees. At a minimum, the committee shall consider (i) whether each such nominee has demonstrated, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board of Director's oversight of our business and affairs and (ii) the nominee's reputation for honesty and ethical conduct in his or her personal and professional activities. Additional factors which the Nominating and Corporate Governance Committee may consider include a candidate's specific experiences and skills, relevant industry background and knowledge, time availability in light of other commitments, potential conflicts of interest, material relationships with us and independence from management. The Nominating and Corporate Governance Committee also may seek to have the Board of Directors represent a diversity of backgrounds and experience.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee is comprised of Robert L. Hilton, A. J. Strickland, III and Harley A. Whitfield, Sr. The Board of Directors has affirmatively determined Mr. Hilton, Dr. Strickland and Mr. Whitfield are all independent under the requirements of SOX and the NYSE Rules. No member of the Compensation Committee had any relationship requiring disclosure under Certain Relationships and Related Person Transactions. Furthermore, none of the Company's Compensation Committee members has ever been an officer or employee of the Company or any of our subsidiaries, and during our last fiscal year, none of our executive officers served on the compensation committee or board of directors of any company that had one or more executive officers who served on our Board of Directors or our Compensation Committee.

 Audit Committee Disclosures

        The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors, include providing oversight of the Company's financial reporting process on behalf of the Board of Directors. Management is responsible for the Company's financial reporting process, the preparation, presentation and integrity of the Company's financial statements and the systems of internal control, including disclosure controls and procedures and internal control over financial reporting. The Company's independent registered public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as issuing an opinion on the effectiveness of internal controls over financial reporting. The Audit Committee is responsible for monitoring and overseeing the conduct of these activities and for supervising the relationship between the Company and the independent registered public accounting firm. In fulfilling its oversight responsibilities, the Audit Committee meets regularly with management and the independent registered public accounting firm, both jointly and separately.

        The Audit Committee reviewed and discussed the Company's audited consolidated financial statements for the year ended December 31, 2011, with management and KPMG, the Company's independent registered public accounting firm. The Audit Committee also reviewed the Management's Report on Internal Control over Financial Reporting and KPMG's Report of Independent Registered Public Accounting Firm included in the Company's Annual Report on Form 10-K for 2011 filed with the SEC.

        The Audit Committee discussed with KPMG the matters required to be discussed with the Audit Committee by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board. The Audit Committee received the written disclosures and letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with KPMG its independence. KPMG confirmed in its letter that it is independent of the Company under all relevant professional and regulatory standards.

        Based on the review and discussions with management and KPMG referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements for the year ended December 31, 2011 be included in the Company's Annual Report on Form 10-K for 2011 filed with the SEC.

        As specified in the Audit Committee charter, the Audit Committee is not responsible for preparing or certifying financial statements, for planning or conducting audits or for determining that the Company's financial statements are complete and accurate and in accordance with U.S. generally accepted accounting principles. Such matters are the responsibility of management, and where applicable, the independent registered public accounting firm. In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management's representation that such consolidated financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles and (ii) the report of KPMG with respect to such consolidated financial statements.

AUDIT COMMITTEE Robert L. Howe, Chair Robert L. Hilton A. J. Strickland, III Harley A. Whitfield, Sr.

 Executive Officers

        Executive officers of the Company do not have fixed terms but serve at the pleasure of the Board of Directors. The executive officers of the Company are:

        David J. Noble (age 80) serves as Executive Chairman of the Board of the Company and served as Chairman, Chief Executive Officer, President and Treasurer of the Company since its formation in 1995 until January 1, 2009. Mr. Noble was Chief Executive Officer of Statesman from 1982 through 1994 and was a director of Statesman (from 1975) and its President (from 1979) until he left to form our Company at the end of 1995. Mr. Noble has been active in the insurance industry for over 50 years. Mr. Noble is a director of Twenty Services, Inc.

        Wendy C. Waugaman (age 51) has served as Chief Executive Officer and President of the Company since January 1, 2009. Prior to that, Ms. Waugaman served as Chief Financial Officer and General Counsel of the Company since June 1999. Before joining the Company, she served as outside corporate counsel for the Company from its inception in 1995. Ms. Waugaman was previously a partner in the firm of Whitfield & Eddy, P.L.C., Des Moines, Iowa, where she practiced law from 1985 until June 1999. She was a corporate attorney for Statesman for over 15 years. Ms. Waugaman served as a director of West Bancorporation, Inc. from March 2007 through March 2009. Ms. Waugaman is also a certified public accountant.

        John M. Matovina (age 57) has served as Vice Chairman, Chief Financial Officer and Treasurer of the Company since January 1, 2009. Mr. Matovina had served as our Vice Chairman since June 2003. Prior to being appointed Vice Chairman, Mr. Matovina was a private investor since 1997 and a financial consultant to us from 1997 to 2003. From November 1983 through November 1996, he was a senior financial officer of Statesman and many of its subsidiaries, and, prior to Statesman's acquisition in September 1994, he served as Statesman's Chief Financial Officer, Treasurer and Secretary. Mr. Matovina is a certified public accountant and has more than 30 years experience in the accounting and insurance industries.

        Debra J. Richardson (age 55) has served as Executive Vice President and Secretary of the Company since January 1, 2009. Prior to that, Ms. Richardson served as Senior Vice President and Secretary of the Company since 1996. Ms. Richardson was employed by Statesman from 1977 through April 1996 serving in various positions including Vice President—Shareholder/Investor Relations. Ms. Richardson has been involved in the insurance industry for over 30 years.

        Ronald J. Grensteiner (age 49) has served as President of American Equity Investment Life Insurance Company, our primary wholly-owned life insurance subsidiary ("American Equity Life"), since January 2009. Prior to that, Mr. Grensteiner served as Senior Vice President of Marketing for American Equity Life since 1996. Prior to joining American Equity Life, Mr. Grensteiner was a senior marketing officer of American Life and Casualty. He has more than 25 years of experience in the insurance industry.

        Terry A. Reimer (age 66) has served as Executive Vice President of our company and as a director, Executive Vice President and Chief Operating Officer of American Equity Life since November, 1996. Mr. Reimer was Executive Vice President, Treasurer and Chief Operating Officer of American Life and Casualty from 1988 through November 1996. Mr. Reimer is a certified public accountant and has been involved in the insurance industry for over 36 years.

        Ted M. Johnson (age 42) has served as Vice President—Controller of the Company since August of 2000. Mr. Johnson was previously a senior manager with Ernst & Young LLP where he was employed from 1992 until August of 2000 working primarily on audit clients in the insurance industry. Mr. Johnson is a certified public accountant and has over 19 years of experience in the life insurance industry.

Compensation Discussion and Analysis

        Our compensation policies and programs are designed to:

  •
  attract and retain highly qualified and motivated executive officers and employees;

  •
  encourage and reward achievement of our annual and long-term goals; and

  •
  encourage executive officers and employees to become shareholders with interests aligned with those of other shareholders.

Say-on- Frequency Vote

        At our annual meeting of shareholders held on June 9, 2011, our shareholders had the opportunity to cast an advisory vote (a "say-on-pay" proposal) to approve the compensation of our named executive officers as disclosed in our proxy statement for that meeting. Shareholders approved the say-on-pay proposal by the affirmative vote of 96.75% of the shares cast on that proposal. While the Compensation Committee believes this affirms shareholders' support of the Company's approach during 2010 to executive compensation, and therefore the Compensation Committee did not materially change its approach to executive compensation in 2011, the Committee will continue to consider the outcome of the Company's say-on-pay votes when making future compensation decisions for our named executive officers.

        At our 2011 annual meeting, our shareholders also had the opportunity to cast an advisory vote (a "say-on-frequency" proposal) on how often the Company should include a say-on-pay proposal in its proxy statements for future annual meetings. Shareholders had the choice of voting to have the say-on-pay vote every year, every two years or every three years. The frequency receiving the highest number of votes was every year. In light of this recommendation from our shareholders, as well as other factors, our board of directors has determined that we will hold an annual shareholder advisory vote with respect to the compensation of our named executive officers.

Tax Implications of Executive Compensation

        Federal income tax law limits deductibility of compensation in excess of $1 million paid to certain named executive officers unless this compensation qualifies as "performance-based compensation". It is the intent of the Company and the Compensation Committee to qualify the Company's executives' compensation for deductibility under applicable tax laws, while recognizing that there may be situations in which compensation for executive officers may not be tax deductible. Management has advised the Compensation Committee that compensation awarded to our executive officers for 2011 that is not tax deductible is not material to the Company's tax liability and that compensation awarded to our executive officers for all prior years was below the $1 million threshold and thus fully deductible for federal income tax purposes.

  General.

        The primary elements of compensation for the named executives in this proxy statement include:

  •
  Base pay;

  •
  Incentive compensation pursuant to the Short-Term Performance Incentive Plan; and

  •
  Long-term equity incentive compensation through stock options.

        Base Pay.    As discussed above, the Compensation Committee annually engages Pearl Meyer to provide advice and data with respect to compensation bench-marking and market practices. To develop a blended market consensus base salary for each of the positions of the named executives, Pearl Meyer utilized proxy data from 13 insurance companies having total assets in 2010 from $4.3 billion to

$32.6 billion (American Financial Group, Inc., CNO Financial Group Inc., Reinsurance Group of America, Inc., Symetra Financial Corporation, American National Insurance, Berkley (WR) Corporation, Torchmark Corporation, StanCorp Financial Group, Inc., Transatlantic Holdings, Inc., FBL Financial Group, Inc., National Western Life Insurance Company, Horace Mann Educators Corporation, Kansas City Life Insurance Company). Pearl Meyer also utilized public and private survey data from 2010 for the financial service and insurance industries of companies having assets from $5 billion to $60 billion (trend adjusted to January 1, 2011).

        Since 2009, the Compensation Committee has increased base salaries to approximate the 25th percentile of the peer group levels for our Executive Chairman, Mr. Noble and Chief Executive Officer, Ms. Waugaman and approximately between the 25th and 50th percentile for the other named executive officers. Consistent with the foregoing, the Compensation Committee recommended, and the Board of Directors approved, the following base salaries for 2011: Mr. Noble—$700,000; Ms. Waugaman—$600,000; Mr. Matovina—$500,000; Ms. Richardson—$445,000 and Mr. Grensteiner—$380,000.

        Incentive Compensation.    On March 15, 2011, management proposed and the Compensation Committee approved the structure of the 2011 incentive program under the Short-Term Performance Incentive Plan (the "Performance Plan") for senior management personnel, which includes the named executives. Under the Performance Plan for 2011, each named executive had a threshold, target and maximum incentive opportunity expressed as a percent of base salary. These earning opportunities were tied to threshold, target and maximum performance goals established with respect to Invested Asset Growth and Return on Average Equity ("ROAE"), based on operating income, for fiscal 2011. Management and the Compensation Committee believe that the combination of growth and returns create the proper focus and alignment for maximizing short-term and long-term shareholder value creation. For purposes of calculating any incentive awards for fiscal year 2011 under the Performance Plan, Invested Asset Growth was weighted 50% and ROAE was weighted 50%. For any awards earned under the Performance Plan for fiscal 2011 performance, 80% of such award was paid in cash and 20% was paid in restricted stock. The portion paid in restricted stock is subject to cliff vesting three years from the grant date (other than grants to retirement eligible individuals which vest upon attainment of age 65 and following 10 years of service with the Company) in order to mitigate any risk of focusing only on short-term performance and to create an additional retention mechanism for key personnel.

        For the named executives, the 2011 incentive program under the Performance Plan created a target award opportunity equal to 40% of base salary. The maximum award opportunity for the named executives was equal to 80% of base salary, which management and the Compensation Committee believes is competitive and appropriate without creating an incentive to take undue or unnecessary risk that could materially harm the Company.

        The threshold, target and maximum goals under the Performance Plan for 2011 were $2.2 billion, $2.5 billion and $3.3 billion, respectively for Invested Asset Growth and 11%, 12% and 14%, respectively for ROAE. The actual results for 2011 were Invested Asset Growth of $3.9 billion and ROAE of 14.2%. The results under the Performance Plan resulted in an award to each of the named executives equal to 80% of base salary.

        On March 9, 2012, management proposed and the Compensation Committee approved the structure of the 2012 Performance Plan for senior management personnel, which includes the named executives. The terms of the 2012 incentive program under the Performance Plan are the same as the terms of the 2011 incentive program under the Performance Plan, except that awards earned under the Performance Plan for fiscal 2012 will be paid 70% in cash and 30% in restricted stock.

        The specific performance goals for the 2012 Performance Plan will be disclosed in next year's Proxy Statement. However, at the time the performance goals were approved by the Compensation Committee, it was believed that the performance targets reflected an appropriate degree of stretch but that they were attainable based on successful execution of the Company's business plan and the realization of macro-economic and stock market conditions reasonably aligned with the Company's near term expectations.

        Stock Ownership and Long-Term Equity Compensation.    We emphasize long-term equity compensation in our total compensation package for all employees and particularly for senior officers. We believe this helps align the interests of such employees and officers with shareholders and creates an incentive to build our Common Stock value through growth in profitability targets including gross spread earnings on our annuity liability reserves, net operating earnings and return of operating earnings on average equity. Senior officers of the Company are encouraged to own shares of our Common Stock. Although no particular level of stock ownership is required, each of the named executives holds stock in amounts significant to his or her individual net worth. In addition, long-term equity compensation has been provided in the form of stock options granted under employee stock option plans adopted by our Board of Directors and approved by the shareholders.

        All options granted under our employee stock option plans have an exercise price equal to the closing public market value of the shares on the date of grant. There has been no backdating. All options granted under our employee stock option plans have vesting periods of either six months or thirty-six months and may be exercised for a period of no more than ten years from the date of grant. The maximum number of shares subject to stock options which may be granted to any employee in any one year is 75,000. The exercise price of an option may be paid in cash, Common Stock or by a promissory note, to the extent permitted by law. We have also established a "cashless exercise" arrangement whereby an optionee delivers an exercise notice and irrevocable instructions to an approved registered broker to sell shares and deliver the exercise price in cash to us.

        Change in Control, Separation and Retirement Arrangements.    We have no written employment contracts or separation agreements with any of our named executive officers other than Mr. Noble's Retirement Benefit Agreement which was approved in June 2009 and March 2010 by the Compensation Committee, as amended, filed on a Form 8-K on April 2, 2010. The Retirement Benefit Agreement provides certain retirement benefits to Mr. Noble in recognition of his past services to the Company and in consideration for his consent to certain post-termination obligations. The terms of this agreement were negotiated in consultation with and following input from Pearl Meyer, the Compensation Committee's compensation consultant. Specifically, the consultant reviewed multiple drafts of the Retirement Benefit Agreement and provided guidance as to specific terms based on its experience with similar agreements. In the event of Mr. Noble's retirement, the Retirement Benefit Agreement provides that Mr. Noble will receive a monthly benefit of $58,333 or such higher amount which reflects one-twelfth of Mr. Noble's annual base salary as in effect at the time of his retirement for five years following his retirement for a total of 60 monthly installments (the "Retirement Benefit"); provided, however, that if Mr. Noble dies before all 60 monthly installments have been paid, then (a) if at the time of his death he is married, his wife will receive the monthly payments until the earliest of (i) the 24-month anniversary of Mr. Noble's death, (ii) her death and (iii) such time as all 60 monthly installments have been paid; or (b) if Mr, Noble dies without a surviving spouse, the payment of the Retirement Benefit will cease upon his death. In addition, during his lifetime, Mr. Noble will continue to receive health benefits generally available to the Company's senior executive officers under various Company benefit plans. The Agreement also contains confidentiality, non-competition and non-solicitation provisions which continue for two years following Mr. Noble's retirement.

        To promote retention of senior officers, we have entered into change in control agreements with a small group of our executives including each of the named executives except Mr. Noble. Each January 1, the term of each of these agreements is automatically extended one year unless we have given ninety days notice that we will not extend the term of the agreement. With certain exceptions, an executive is entitled to payments for a period of twenty-four or thirty-six months following a change in control if his or her employment is terminated for certain reasons within twenty-four or thirty-six months following a change in control. Such payments are equal to two or three times the amount of the executive's base salary plus "target annual bonus" as defined below in Potential Payments Upon Change in Control. These agreements also provide for the continuation of health, dental and life insurance benefits during the twenty-four and thirty-six month periods. If payments under these agreements become subject to the "golden parachute" excise tax imposed by Internal Revenue Code Sections 280G and 4999, then the named executives will be entitled to receive an additional "gross-up" payment that is sufficient to pay the golden parachute excise tax and all other taxes, interest and penalties associated with the excise tax and gross-up payment. During the term of the agreement and during the period in which the executive is entitled to continued salary payments, the executive may not (i) solicit or entice any other employee to leave us or our affiliates to go to work for any competitor, or (ii) request or advise a customer or client of ours or our affiliates to curtail or cancel its business relationship with us or our affiliates.

        Non-Qualified Deferred Compensation Arrangements.    We permit senior officers of the Company to defer on an elective basis a specified portion of their base salaries, annual cash bonuses and amounts paid under the cash incentive plan. Any such deferrals must be made pursuant to a non-qualified deferred compensation agreement between the officer and the Company with deferred amounts contributed to the American Equity Officers Rabbi Trust. The investment of deferred amounts is directed by the individual officers and the return on such investments is added to the deferred account balance of such officer. No above market returns are paid on deferred amounts. Mr. Noble, Ms. Waugaman and Ms. Richardson have each invested a portion of their deferred compensation accounts in our Common Stock and dividends paid on our stock have been credited to their accounts. The balance of the deferred compensation accounts will be distributed to each executive who has elected to make such deferrals upon his or her death, disability or separation from service.

        Other Compensation.    We have a qualified 401(k) plan for all employees who are eligible after thirty days of employment and attainment of age 18. We match 50% of employee contributions to the plan up to 4% of the employee's total compensation, subject to the limitations specified in the Internal Revenue Code. In addition to the 401(k) plan, all employees participate in the American Equity Investment Employee Stock Ownership Plan ("ESOP") as described below. We offer a package of insurance benefits to all employees including health, dental, long-term disability and life insurance. Several of the named executives receive perquisites including car allowances, use of Company owned aircraft and payment of private club dues.

        The Company established the ESOP effective July 1, 2007. We make semi-annual discretionary contributions to the ESOP. The principal purpose of the ESOP is to provide each eligible employee with an equity interest in the Company. Employees become eligible once they have completed a minimum of six months of service. Employees become 100% vested after two years of services.

Compensation Committee Report

        The Compensation Committee of American Equity Investment Life Holding Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE A. J. Strickland, III, Chair Robert L. Hilton Harley A. Whitfield, Sr.

Executive Compensation Tables

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
David J. Noble	2011	700,000	—	112,006	—	447,994	59,430	1,319,430
Executive Chairman	2010	650,000	51,338	60,641	404,250	317,762	50,361	1,534,352
	2009	500,000	—	—	174,400	—	45,394	719,794
Wendy C. Waugaman	2011	600,000	—	96,003	—	383,997	56,381	1,136,381
Chief Executive Officer	2010	550,000	51,192	51,308	448,118	271,956	31,853	1,404,427
and President	2009	450,000	30,000	—	174,400	15,600	27,021	697,021
John M. Matovina	2011	500,000	—	80,001	—	319,999	31,346	931,346
Vice Chairman,	2010	450,000	50,825	41,976	448,118	226,149	25,063	1,242,131
Chief Financial Officer	2009	350,000	30,000	—	174,400	24,475	25,234	604,109
and Treasurer
Debra J. Richardson	2011	445,000	—	71,197	—	284,803	30,755	831,755
Executive Vice President	2010	425,000	51,558	39,640	448,118	214,700	24,988	1,204,004
and Secretary	2009	400,000	30,000	—	174,400	15,600	24,537	644,537
Ronald J. Grensteiner	2011	380,000	—	60,800	—	243,200	18,031	702,031
Vice President	2010	300,000	51,467	27,986	448,118	157,433	16,768	1,001,772
	2009	225,000	25,000	—	87,200	15,324	14,834	367,358

(1)
Amounts reflect grant date fair value of restricted stock pursuant to FAS ASB Topic 718 earned under the Short-Term Performance Plan previously described above under "Incentive Compensation" in the Compensation Discussion and Analysis.

(2)
Amounts reflect for each option award, the aggregate grant date fair value pursuant to FAS ASB Topic 718. For a discussion regarding the assumptions made in the valuation of the option awards, please see Footnote 11 Retirement and Share-Based Compensation Plans in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K.

(3)
2011 and 2010 amounts consist of cash awards earned under the Performance Plan previously described above under "Incentive Compensation" in the Compensation Discussion and Analysis. 2009 amounts consist of cash incentive plan awards based upon net receipts of premiums from new annuity sales.

(4)
Mr. Noble's amount in 2011 includes $34,357 for use of Company owned aircraft, $9,600 for a car allowance and $4,677 for the ESOP. Ms. Waugaman's amount in 2011 includes $9,600 for a car allowance, $20,201 for use of the Company owned aircraft, $4,817 for private club dues and $14,176 for the ESOP. Mr. Matovina's amount in 2011 includes $14,176 for the ESOP. Ms. Richardson's amount in 2011 includes $12,874 for the ESOP. Mr. Grensteiner's amount in 2011 includes $10,994 for the ESOP. In determining the aggregate incremental cost to the Company for the use of Company owned aircraft, the Company uses a methodology that reflects the average cost of fuel and other variable costs (for example landing fees, catering and crew travel expenses). Because the Company owned aircraft are used primarily for business travel, the methodology excludes fixed costs that do not change based on usage, including pilot salaries and the cost of maintenance unrelated to non-business travel. When an aircraft is already flying to a destination for business purposes and one or more non-business passengers are on such flight, only the direct variable costs associated with the additional non-business passenger(s) are included in determining the incremental cost to the Company. If an aircraft flies empty before picking up or after dropping off one or more passengers flying for non-business reasons, this "deadhead" segment would be included in the incremental cost to the Company. On certain occasions, an executive's spouse, other family members or guest may accompany the executive on a flight when such persons are invited to attend an event for appropriate business purposes. No additional incremental cost is incurred by the Company in such situations under the methodology.

        The following table provides information regarding grants of plan-based awards including the restricted stock and non-equity compensation granted to the named executives during 2011.

Grant of Plan-Based Awards

									All Other Stock Awards: Number of Shares of Stock or Units(3) (#)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
										Grant Date Fair Value of Stock Awards(4) ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
David J. Noble	2/28/2011		—	—	—	—	—	—	4,594	60,641
	N/A	(5)	112,000	224,000	448,000	28,000	56,000	112,000	—	—
Wendy C. Waugaman	2/28/2011		—	—	—	—	—	—	3,887	51,308
	N/A	(5)	96,000	192,000	384,000	24,000	48,000	96,000	—	—
John M. Matovina	2/28/2011		—	—	—	—	—	—	3,180	41,976
	N/A	(5)	80,000	160,000	320,000	20,000	40,000	80,000	—	—
Debra J. Richardson	2/28/2011		—	—	—	—	—	—	3,003	34,640
	N/A	(5)	71,200	142,400	284,800	17,800	35,600	71,200	—	—
Ronald J. Grensteiner	2/28/2011		—	—	—	—	—	—	2,120	27,986
	N/A	(5)	60,800	121,600	243,200	15,200	30,400	60,800	—	—

(1)
This award represents the estimated payout of the cash portion of the incentive compensation program applicable for fiscal year 2011 pursuant to the Company's Performance Plan previously described above under "Incentive Compensation" in the Compensation Discussion and Analysis. The actual cash portion of the incentive compensation award amount is reflected above in the Summary Compensation Table under the heading "Non-Equity Incentive Plan Compensation".

(2)
This award represents the estimated payout of the restricted stock portion of the incentive compensation program applicable for fiscal year 2011 pursuant to the Company's Performance Plan previously described above under "Incentive Compensation" in the Compensation Discussion and Analysis. The number of shares of restricted stock to be paid will be calculated based on the per share grant date fair value of the restricted stock. The actual restricted stock portion of the incentive compensation award amount is reflected above in the Summary Compensation Table under the heading "Stock Awards".

(3)
This award represents the restricted stock portion of the incentive compensation award applicable for fiscal year 2010 pursuant to the Company's Performance Plan previously described above under "Incentive Compensation" in the Compensation Discussion and Analysis. The restricted stock is also reflected above in the Summary Compensation Table under the heading "Stock Awards" for the year 2010.

(4)
Calculated based on the per share grant date fair value of the restricted stock pursuant to FAS ASB Topic 718.

(5)
On March 15, 2011, the Compensation Committee approved the structure of the Performance Plan applicable for fiscal year 2011, including the establishment of performance goals and target and maximum award opportunities.

        The following table provides information about unvested restricted stock and unexercised stock options to acquire our Common Stock granted to named executives. All of the unexercised stock options granted prior to 2009 are fully vested and have a ten-year term. Options granted May 8, 2009 and June 11, 2010 have a thirty-six month vesting period and a ten-year term. Options granted March 15, 2010 and March 31, 2010 have a thirty-six month vesting period and a six-year term. Options granted in 2010 may vest and become exercisable upon retirement if such retirement occurs after age 65 and following 10 years of service with the Company. The restricted stock vests in full on the date three years following the date the Compensation Committee approves the payment of the incentive award, which is the grant date. Vesting for restricted stock will accelerate upon death or upon attainment of age 65 and following 10 years of service with the Company.

	Outstanding Equity Awards at December 31, 2011 Option Awards							Stock Awards
Name	Grant Date	Option Vest Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)(1)
David J. Noble	12/4/2003	6/30/2004		50,000	—	9.00	12/4/2013	—	—
	5/8/2009	5/8/2012	(2)	—	40,000	7.00	5/8/2019	—	—
	3/31/2010	3/31/2013	(2)	—	50,000	10.65	3/31/2016	—	—
	6/11/2010	6/11/2013	(2)	—	25,000	9.27	6/10/2020	—	—
Wendy C. Waugaman	12/4/2003	6/30/2004		20,000	—	9.00	12/4/2013	—	—
	6/10/2004	12/31/2004		20,000	—	11.00	6/10/2014	—	—
	12/31/2004	6/30/2005		20,000	—	10.77	12/31/2014	—	—
	6/11/2008	6/11/2011		40,000	—	10.85	6/11/2018	—	—
	5/8/2009	5/8/2012		—	40,000	7.00	5/8/2019	—	—
	3/15/2010	3/15/2013		—	47,250	10.24	3/15/2016	—	—
	6/11/2010	6/11/2013		—	27,750	9.27	6/10/2020	—	—
	2/28/2011	—		—	—	—	—	3,887	51,308
John M. Matovina	12/4/2003	6/30/2004		20,000	—	9.00	12/4/2013	—	—
	6/10/2004	12/31/2004		20,000	—	11.00	6/10/2014	—	—
	12/31/2004	6/30/2005		20,000	—	10.77	12/31/2014	—	—
	6/11/2008	6/11/2011		40,000	—	10.85	6/11/2018	—	—
	5/8/2009	5/8/2012		—	40,000	7.00	5/8/2019	—	—
	3/15/2010	3/15/2013		—	47,250	10.24	3/15/2016	—	—
	6/11/2010	6/11/2013		—	27,750	9.27	6/10/2020	—	—
	2/28/2011	—		—	—	—	—	3,180	41,976
Debra J. Richardson	12/4/2003	6/30/2004		20,000	—	9.00	12/4/2013	—	—
	6/10/2004	12/31/2004		20,000	—	11.00	6/10/2014	—	—
	12/31/2004	6/30/2005		20,000	—	10.77	12/31/2014	—	—
	6/11/2008	6/11/2011		40,000	—	10.85	6/11/2018	—	—
	5/8/2009	5/8/2012		—	40,000	7.00	5/8/2019	—	—
	3/15/2010	3/15/2013		—	47,250	10.24	3/15/2016	—	—
	6/11/2010	6/11/2013		—	27,750	9.27	6/10/2020	—	—
	2/28/2011	—		—	—	—	—	3,003	39,640
Ronald J. Grensteiner	12/4/2003	6/30/2004		15,000	—	9.00	12/4/2013	—	—
	6/10/2004	12/31/2004		15,000	—	11.00	6/10/2014	—	—
	12/31/2004	6/30/2005		7,500	—	10.77	12/31/2014	—	—
	6/11/2008	6/11/2011		10,000	—	10.85	6/11/2018	—	—
	5/8/2009	5/8/2012		—	20,000	7.00	5/8/2019	—	—
	2/28/2011	3/15/2013		—	47,250	10.24	3/15/2016	—	—
	6/11/2010	6/11/2013		—	27,750	9.27	6/10/2020	—	—
	2/28/2011	—		—	—	—	—	2,120	27,986

(1)
Calculated based on the per share grant date fair value of the restricted stock pursuant to FAS ASB Topic 718.

(2)
Because Mr. Noble is over age 65 and has 10 years of service with the Company, these options vest on the earlier of the option vest date listed on the table or his retirement date.

Option Exercises and Stock Vested

        Set forth below is the stock vested for the named executive officers of the Company during the last completed fiscal year:

Stock Vested
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
David J. Noble	4,594	60,641

Pension Benefits

        Pursuant to his Retirement Benefit Agreement (described above under the heading "Change in Control, Separation and Retirement Agreements"), Mr. Noble is entitled to a monthly retirement benefit equal to one-twelfth of his then current base salary, for five years following his retirement for a total of 60 monthly installments. In addition, during his lifetime, Mr. Noble will continue to receive health benefits generally available to the Company's senior executive officers under various Company benefit plans. The estimated monthly retirement benefit payable to Mr. Noble based on his compensation level as of January 1, 2012, would be $58,333.

Pension Benefits
Name	Plan Name	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year ($)
David J. Noble	Retirement Benefit Agreement	2,399,779	—

(1)
The accumulated benefit is based on estimates of the timing of Mr. Noble's retirement date as well as mortality assumptions from the A2000 Mortality Table. Health benefits are assumed to increase at a rate of 15% per year. The discount rate assumption was 6.25%.

        The following table provides information concerning our non-qualified deferred compensation arrangements, including deferred compensation agreements with certain of the named executives permitting them to defer on an elective basis a specified portion of their base salaries, annual cash bonuses and amounts paid under the cash incentive plan. Deferred amounts are contributed to individual accounts within the American Equity Officers Rabbi Trust and investments in such accounts are self-directed by the officer who is the beneficiary of the account. All such investments are made on open market terms.

Non-Qualified Deferred Compensation for 2011
Name	Executive Contributions in 2011 ($)	Aggregate Earnings (Loss) in 2011 ($)	Aggregate Withdrawals/ Distributions in 2011 ($)	Aggregate Balance at 12/31/11 ($)
David J. Noble	—	(207,784)	327,168	699,504
Wendy C. Waugaman	67,989	(71,440)	63,627	403,279
Debra J. Richardson	—	(67,796)	29,640	330,755

Potential Payments Upon Termination or a Change in Control

        We have no employment contracts or separation agreements with any of our named executive officers other than Mr. Noble's Retirement Benefit Agreement, as amended in March 2010 and filed on a Form 8-K on April 2, 2010. As discussed above under "Change in Control, Separation and Retirement Arrangements," Mr. Noble's Retirement Benefit Agreement provides certain retirement payments benefits to Mr. Noble in recognition of his past services to the Company and in consideration for his consent to certain post-termination obligations.

        As discussed below, we have change in control agreements with a small group of senior officers including each of the named executives, except Mr. Noble, which would provide payments and benefits to them in the event of the termination of their employment under certain circumstances following a change in control. In the absence of a change in control, however, regardless of the manner in which the termination of employment occurs (with the exception of death, disability and retirement for certain benefits), the named executives would be entitled only to the following:

  •
  Base salary to the termination date (two-week notice of termination by either the employer or employee is required), with no right to receive any cash bonus or incentive amounts not paid prior to notice of termination;

  •
  The right to exercise vested stock options within thirty days of the termination date;

  •
  Distribution of the executive's 401(k) account;

  •
  Distribution of the executive's account, if any, pursuant to any deferred compensation arrangements including elective deferrals of salary, bonus and/or incentive, and earnings thereon;

  •
  COBRA benefits, if elected, for the purchase of medical and dental insurance; and

  •
  The right to convert group life insurance to an individual policy without proof of insurability, at the executive's ongoing expense.

        Under the change in control agreements, the named executives would have additional rights in the event of the termination of their employment following a change in control in defined circumstances including discharge without "cause" or voluntary resignation for "good reason". A "change in control" is defined to include: (i) the acquisition by any person of 35% of the combined voting power of the Company; (ii) during two consecutive years a majority of the directors originally on the Board of Directors (and with certain designated successors) ceasing to constitute a majority of the Board of Directors; (iii) a merger with another entity in which our voting securities cease to represent at least 50% of the combined voting power of the surviving entity; or (iv) the sale of substantially all of the assets of the Company in a plan of complete liquidation. During the term of the agreement and during the period in which the executive is entitled to continued salary payments, the executive may not (i) solicit or entice any other employee to leave us or our affiliates to go to work for any competitor, or (ii) request or advise a customer or client of ours or our affiliates to curtail or cancel its business relationship with us or our affiliates.

        If a termination occurs within twenty-four or thirty-six months following a change in control which meets all of the definitions, terms and conditions of the named executive's change in control agreement, the executive would be entitled to the following in addition to the items set forth in the bullets above:

  •
  Salary continuation payments for two or three years;

  •
  A cash lump sum equal to the amount of the "target annual bonus" that the executive would receive for the year in which the executive's termination occurs, prorated through the date of termination;

  •
  A cash lump sum equal to two or three times the executive's "target annual bonus";

  •
  Automatic vesting of unvested stock options and unvested shares of restricted stock;

  •
  An amount equal to a full gross-up for any excise tax incurred by the named executive as a result of receiving change in control payments; and

  •
  Continuation of health, dental and life insurance benefits during the salary continuation period.

        For 2012, we interpret the term "target annual bonus" to be such amounts provided under the 2012 incentive program under the Performance Plan as described above.

        The following table sets forth the estimated amount of compensation each of the named executive officers would receive under the retirement or change in control situations, as applicable, discussed above. The table assumes that such terminations occurred at December 31, 2011. No pro-rated portion of "target annual bonus" amounts is included for the year of termination since such amounts would be immaterial for a termination occurring on December 31.

Potential Payments Upon Termination or Change in Control
Name	Base Salary ($)	Bonus ($)	Value of Acceleration of Options and Restricted Stock(1) ($)	Excise Tax Gross Up(2) ($)	Group Insurance Benefits(3) ($)	Total ($)
David J. Noble	3,500,000	—	625,150	—	46,522	4,171,672
Wendy C. Waugaman	1,800,000	720,000	666,950	1,428,119	35,217	4,650,286
John M. Matovina	1,500,000	600,000	659,597	1,265,385	35,370	4,060,352
Debra J. Richardson	1,335,000	534,000	657,756	1,112,005	35,313	3.674,074
Ronald J. Grensteiner	760,000	304,000	529,373	703,211	23,518	2,320,102

(1)
Our employee stock option plans and restricted stock awards provide for automatic vesting upon a change in control or upon death or disability. For information concerning the unvested outstanding options and the restricted stock which each of the named executives could exercise within thirty days after any termination, see the Outstanding Equity Awards table above.

(2)
This calculation assumes a total effective rate of state and federal income taxes of 42%.

(3)
Mr. Noble's group insurance benefits will continue during his lifetime. We have assumed the group insurance benefit will continue for five years beyond his termination/retirement date for purposes of the above table.

        The following table sets forth information as of December 31, 2011 concerning plans and arrangements we have with our directors, officers and employees under which they have received equity-based rights to receive shares of our Common Stock. We have granted or reserved options under the 2000 Employee Stock Option Plan, the 2000 Directors Stock Option Plan, the 2009 Employee Incentive Plan and the 2011 Directors Stock Option Plan.

Equity Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted- average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
	(a)	(b)	(c)
Equity compensation plans approved by shareholders	2,198,500	9.76	1,913,553
Equity compensation plans not approved by shareholders	—	—	—

Total	2,198,500	9.76	1,913,553

 Policy Regarding Related Person Transactions

        We recognize that Related Person Transactions (as defined below) may raise questions among shareholders as to whether those transactions are consistent with the best interests of the Company and its shareholders. It is our policy to enter into or ratify Related Person Transactions only when the Board of Directors, acting through our Audit Committee or as otherwise described herein, determines that the Related Person Transaction in question is in, or is not inconsistent with, the best interests of the Company and its shareholders, including but not limited to situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Company provides products or services to related persons on an arm's length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. Therefore, the Company has adopted the procedures set forth below for the review, approval or ratification of Related Person Transactions.

        In order to deal with the potential conflicts inherent in such transactions, our Audit Committee adopted a policy regarding Related Person Transactions. For the purposes of this policy, a "Related Person Transaction" is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which the Company was, is, or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has, or will have a direct or indirect material interest, and a "related person" means:

  •
  any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;

  •
  any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

  •
  any immediate family member of any of the foregoing persons; and

  •
  any firm, corporation, or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

        Any proposed transaction with a related person shall be consummated or amended only if the following steps are taken:

  •
  Counsel (either inside or outside) will assess whether the proposed transaction is a Related Person Transaction for purposes of this policy.

  •
  If counsel determines that the proposed transaction is a Related Person Transaction, the proposed transaction shall be submitted to the Audit Committee for consideration at the next committee meeting or, in those instances in which counsel, in consultation with the chief executive officer or the chief financial officer, determines that it is not practicable or desirable for us to wait until the next committee meeting, to the Chairman of the Audit Committee (who has been delegated authority to act between committee meetings).

  •
  The Audit Committee, or where submitted to the Chairman of the committee, the Chairman, shall consider all of the relevant facts and circumstances available to the committee or the Chairman, including (if applicable) but not limited to: (i) the benefits to the Company; (ii) the impact on a director's independence in the event the related person is a director, an immediate family member of a director, or an entity in which a director is a partner, shareholder, or executive officer; (iii) the availability of other suppliers or customers for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally.

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  The Audit Committee (or the Chairman) shall approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the committee (or the Chairman) determines in good faith. The Audit Committee or Chairman, as applicable, shall convey the decision to counsel, who shall convey the decision to the appropriate persons within the Company.

        At the Audit Committee's first meeting of each fiscal year, the committee shall review any previously approved Related Person Transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $120,000. Based on all relevant facts and circumstances, taking into consideration the Company's contractual obligations, the committee shall determine if it is in the best interests of the Company and its shareholders to continue, modify, or terminate the Related Person Transaction.

        No member of the Audit Committee shall participate in any review, consideration, or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the related person.

        During fiscal year 2011, the Company did not have any transactions with related persons required to be disclosed under Item 404(a) of Regulation S-K, and no such transactions are currently proposed.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act generally requires the officers and directors of a reporting company, and persons who own more than ten percent of a registered class of a reporting company's equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Based solely on our review of the copies of such reports received by us, or upon written representations received from certain reporting persons, we believe that during 2011, our officers, directors and ten-percent shareholders complied with all Section 16(a) filing requirements applicable to them.

OTHER INFORMATION

Shareholder Proposals for the 2013 Annual Meeting

        Shareholder proposals to be considered for inclusion in our proxy statement for the Annual Meeting to be held in 2013 or shareholder proposals to be presented from the floor of the meeting must be submitted in writing to Debra J. Richardson, Executive Vice President and Secretary, 6000 Westown Parkway, West Des Moines, Iowa 50266, and must comply with SEC rules in order to be eligible for inclusion in our proxy material for our 2013 meeting.

        A shareholder may present a proposal for inclusion in our proxy statement if such shareholder (i) is a record or beneficial owner of at least one percent or $2,000 in value of shares entitled to be voted at the meeting and has held the shares for at least one year prior to the time the proposal is submitted; and (ii) continues to own the shares through the date of the meeting. Any such proposal must be received by us prior to December 24, 2012.

        In addition, under our Amended and Restated Bylaws, a shareholder who desires to present a proposal from the floor of the 2013 Annual Meeting must submit the proposal between March 9, 2013 and April 8, 2013. Any such proposal must set forth as to each matter such shareholder proposes to bring before the Annual Meeting (i) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (ii) the name and record address of such shareholder, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such shareholder, (iv) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in such business and (v) a representation that such shareholder intends to appear in person or by proxy at the Annual Meeting to bring such business before the meeting.

Shareholder Communications

        Shareholders may communicate with the Company through its Investor Relations Department by writing to Investor Relations at 6000 Westown Parkway, West Des Moines, Iowa 50266.

        Shareholders interested in communicating with our Board of Directors, any committee of the Board of Directors, any individual director or any group of directors should send written correspondence to American Equity Investment Life Holding Company Board of Directors, c/o Corporate Secretary, 6000 Westown Parkway, West Des Moines, Iowa 50266.

Householding; Annual Report on Form 10-K

        The SEC permits companies and intermediaries, such as a brokerage firm or a bank, to satisfy the delivery requirements for Notices and proxy materials with respect to two or more shareholders sharing the same address by delivering only one Notice or set of proxy materials to that address. This process, which is commonly referred to as "householding," can effectively reduce our printing and postage costs.

        Certain of our shareholders whose shares are held in street name and who have consented to householding will receive only one Notice or set of proxy materials per household. If you would like to receive a separate set of proxy materials in the future, or if your household is currently receiving multiple copies of the same items and you would like to receive only a single copy at your address in the future, please contact Julie L. LaFollette, Director of Investor Relations, at 6000 Westown Parkway, West Des Moines, Iowa 50266 (1-888-221-1234, ext. 3602) and indicate your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers.

        Simultaneously with the mailing of this proxy statement to certain of our shareholders, we are mailing our 2011 Annual Report and Form 10-K to shareholders of record on April 13, 2012. The Annual Report and Form 10-K are available online at www.american-equity.com.

        Any shareholder who desires to obtain additional copies, free of charge, of our Annual Report on Form 10-K for the year ended December, 31, 2011 (including our audited consolidated financial statements and financial statement schedules), as filed with the SEC, may contact Julie L. LaFollette, Director of Investor Relations, at 6000 Westown Parkway, West Des Moines, Iowa 50266 (1-888-221-1234, ext. 3602).

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. t t Proxy — American Equity Investment Life Holding Company Proxy Solicited by Board of Directors for Annual Meeting - June 7, 2012 David J. Noble, Wendy C. Waugaman and Debra J. Richardson, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of American Equity Investment Life Holding Company to be held on June 7, 2012 or at any postponement or adjournment thereof. This proxy when properly executed will be voted in the manner you direct on the reverse side. If you sign this Proxy but provide no directions as to how to vote your shares for one or more of the proposals, then we will cast your votes under this proxy FOR all of the nominees listed in Proposal 1 and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Continued and to be voted on reverse side.) Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held June 7, 2012. The Proxy Statement and our 2011 Annual Report are available at: http://viewproxy.com/americanequity/2012/

DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data) PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. t t PROXY VOTING INSTRUCTIONS Please have your 11 digit control number ready when voting by Internet or Telephone Internet voting is available through 1:00 A.M. Central Time on June 7, 2012. CONTROL NUMBER CONTROL NUMBER Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing for a corporation or partnership, authorized person should sign full corporation or partnership name and indicate capacity in which they sign. Date: ________________________________________________________ _____________________________________________________________ Signature _____________________________________________________________ Signature (if held jointly) 1. Election of Directors: FOR WITHHOLD 01 – David S. Mulcahy o o 02 – David J. Noble o o 03 – A.J. Strickland, III o o 04 – Wendy C. Waugaman o o 05 – Harley A. Whitfield, Sr. o o FOR AGAINST ABSTAIN 2. To ratify the appointment of KPMG LLP as o o o independent auditor for 2012. 3. To approve, on an advisory basis, executive o o o compensation of the named executive officers. Note: To transact such other business as may properly come before the meeting. Annual Meeting Proxy Card Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. x Proposals — The Board recommends a vote “FOR” all nominees listed in Proposal 1, and “FOR” Proposals 2 and 3. INTERNET Vote Your Proxy on the Internet: Go to www.cesvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares. TELEPHONE Vote Your Proxy by Phone: Call 1 (888) 693-8683 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

BARCODE See the reverse side of this notice to obtain proxy materials and voting instructions. BROKER LOGO HERE 1 OF 2 12 15 1234567 1234567 1234567 1234567 1234567 1234567 1234567 Broadridge Internal Use Only Job # Envelope # Sequence # # of # Sequence # *** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on. You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. Meeting Information Meeting Type: For holders as of: Date: Time: Location: 0000141668_1 R1.0.0.11699 AMERICAN EQUITY INVESTMENT LIFE HLDG CO Annual Meeting June 07, 2012 June 07, 2012 3:30 PM CDT April 13, 2012 American Equity 6000 Westown Parkway West Des Moines, IA 50266 Directions in Proxy Statement Return Address Line 1 Return Address Line 2 Return Address Line 3 51 MERCEDES WAY EDGEWOOD NY 11717 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

How To Vote Please Choose One of the Following Voting Methods Internal Use Only Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. . XXXX XXXX XXXX . XXXX XXXX XXXX Vote In Person: If you choose to vote these shares in person at the meeting, you must request a "legal proxy." To do so, please follow the instructions at www.proxyvote.com or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form. . XXXX XXXX XXXX 0000141668_2 R1.0.0.11699 1. Annual Report 2. Notice & Proxy Statement Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 24, 2012 to facilitate timely delivery.

BARCODE 123456789012 123456789012 123456789012 123456789012 123456789012 123456789012 123456789012 123456789012 123456789012 123456789012 123456789012 123456789012 Broadridge Internal Use Only xxxxxxxxxx xxxxxxxxxx Cusip Job # Envelope # Sequence # # of # Sequence # 0000 0000 0000 . Voting items 0000141668_3 R1.0.0.11699 The Board of Directors recommends that you vote FOR the following: 1. Election of Directors Nominees 01 David S. Mulcahy 02 David J. Noble 03 A.J. Strickland, III 04 Wendy C. Waugaman 05 Harley A. Whitfield, Sr The Board of Directors recommends you vote FOR the following proposal (s): 2 To ratify the appointment of KPMG LLP as independent auditor for 2012. 3 To approve, on an advisory basis, executive compensation of the named executive officers. NOTE: To transact such other business as may properly come before the meeting.

THIS SPACE RESERVED FOR LANGUAGE PERTAINING TO BANKS AND BROKERS AS REQUIRED BY THE NEW YORK STOCK EXCHANGE Voting Instructions THIS SPACE RESERVED FOR SIGNATURES IF APPLICABLE Broadridge Internal Use Only Job # Envelope # Sequence # # of # Sequence # Reserved for Broadridge Internal Control Information 0000141668_4 R1.0.0.11699